Exhibit 99.1

Entercom Communications Corp.

Reports Record Quarterly Results

Same Station Net Revenues Increase 4%

Net Income per Share Increases 13%

(Bala Cynwyd, Pa. August 9, 2005) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter ended June 30, 2005.

The Company achieved record-breaking results, for any quarter, in net revenues and station operating income and record-breaking results for a second quarter in station operating income margin, operating income, net income and net income per share.

For the second quarter as compared to the prior year:

•                  Net revenues increased 5% to $119.5 million and station operating income increased 5% to $54.0 million.

•                  Same station net revenues increased 4% to $119.5 million and same station operating expenses increased 3% to $65.5 million.

•                  Same station operating income increased 5% to $54.0 million.

•                  Net income per share increased 13% to $0.53.

•                  Pro forma net income per share, excluding gain/loss on sale or disposition of assets, financial instruments and investments, increased 13% to $0.52 from $0.46.

David J. Field, President and Chief Executive Officer stated, “We are pleased to report that Entercom delivered record-breaking results during the second quarter.   Same-station revenue grew 4%, outpacing our markets by 300 bps, notwithstanding the dampening effect of several format changes made during the quarter.  Local revenues remained strong, growing at 6%.  We also continued to enhance our future prospects by investing in compelling new formats and programming content, proprietary sales initiatives and technology. “

Additional Information

The Company has reached a multi-year agreement to carry the Boston Celtics game broadcasts, and related programming and promotional events, on the Company’s Boston stations beginning with the upcoming 2005-2006 NBA season.

The Company recognized a positive benefit to income taxes of $0.3 million in the second quarter from adjustments to state tax provisions.

The number of shares outstanding as of June 30, 2005, was 45.9 million, while the weighted average diluted shares outstanding for the quarter was 46.1 million. During the quarter, the

Company repurchased 0.2 million shares of common stock for $5.0 million under the Company’s third repurchase program.

As of June 30, 2005, the Company had $11.1 million in cash and cash equivalents. The Company had outstanding $374 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

Third Quarter Guidance

Based on the current business outlook, the Company expects to report an increase in same station net revenues of 3% to 4% and station operating expenses of approximately 3%.

The Company has restructured its contractual relationship with the Seattle Seahawks professional football team effective with the 2005 NFL season.  While the Company will continue to broadcast the games, the Company will no longer produce the games nor sell the advertising time as in past years.

For purposes of same station comparisons, as adjusted for the Seattle Seahawks, last year’s same station third quarter net revenues were $111.3 million and station operating expenses were $61.8 million.

Reconciliation of prior year reported and same station results are available on the Company’s website.

Earnings Conference Call and Company Information

The Company will hold a conference call regarding the quarterly earnings release on Tuesday, August 9 at 9:30 AM Eastern Time.   The public may access the conference call by dialing 888-577-8990.  A replay of the conference call will be available through August 16, 2005 by dialing 866-353-3069.   A webcast of the conference call will be available beginning 24 hours after the call on the Company’s website for a period of one week.  The Company’s website is located at www.entercom.com.

Entercom is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Indianapolis, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes- Barre/Scranton and Gainesville/Ocala.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale or disposition of assets.

Free cash flow consists of operating income: (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses); and (ii) less net interest expense (excluding amortization of deferred financing costs), gain (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom Second Quarter 2005

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$119,489	$113,677	$213,796	$200,715

Station Operating Expenses	65,493	62,356	124,001	116,879
Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $217 and $172 for the Three Months Ended June 30, 2005 and 2004, Respectively and $446 and $317 for the Six Months Ended June 30, 2005 and 2004, Respectively.	4,618	3,943	9,598	7,651
Depreciation and Amortization	3,947	3,778	7,983	7,780
Time Brokerage Agreement Expense (Income)	—	181	(24)	181
Net Loss (Gain) on Sale or Disposition of Assets	41	718	(5,492)	749
Operating Income	45,390	42,701	77,730	67,475

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $329 and $244 for the Three Months Ended June 30, 2005 and 2004, Respectively and $658 and $488 for the Six Months Ended June 30, 2005 and 2004, Respectively.	7,384	4,800	14,002	9,618
Interest Income	(78)	(43)	(134)	(109)
Net Loss (Gain) on Derivative Instruments	166	(1,361)	(544)	(1,031)
(Gain) Loss on investments	(1,028)	176	(1,069)	176
Total Other Expense	6,444	3,572	12,255	8,654

Income Before Income Taxes	38,946	39,129	65,475	58,821
Income Taxes	14,671	15,097	24,963	22,825
Net Income	$24,275	$24,032	$40,512	$35,996
Net Income Per Share - Basic	$0.53	$0.47	$0.87	$0.70
Net Income Per Share - Diluted	$0.53	$0.47	$0.86	$0.70

Weighted Common Shares Outstanding - Basic	45,855	51,051	46,739	51,270
Weighted Common Shares Outstanding - Diluted	46,136	51,413	47,022	51,716

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$2,935	$1,639	$4,822	$3,365
Income Taxes Paid	$4,438	$5,350	$6,874	$6,535

SELECTED BALANCE SHEET DATA

	June 30,
	2005	2004

Cash and Cash Equivalents	$11,108	$12,184
Working Capital	87,612	19,818
Total Assets	1,674,773	1,682,584
Senior Debt	373,768	264,535
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	942,163	1,019,788

OTHER FINANCIAL DATA

	Three Months Ended
	June 30,
	2005	2004
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$119,489	$113,677
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,183
Same Station Net Revenues	$119,489	$114,860

Station Operating Expenses - Reconciliation of Same Station Operating
Expenses to GAAP:
Station Operating Expenses as Reported	$65,493	$62,356
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,078
Same Station Operating Expenses	$65,493	$63,434

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$45,390	$42,701
Corporate General and Administrative Expenses	4,618	3,943
Depreciation and Amortization	3,947	3,778
Net Time Brokerage Agreement Fees	—	181
Net Loss on Sale or Disposition of Assets	41	718
Station Operating Income	53,996	51,321
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	105
Same Station Operating Income	$53,996	$51,426

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$24,275	$24,032
Depreciation and Amortization	3,947	3,778
Deferred Financing Costs Included in Interest Expense	329	244
Non-Cash Compensation Expense	217	172
Net Loss on Sale or Disposition of Assets	41	718
Net Loss (Gain) on Derivative Instruments	166	(1,361)
(Gain) Loss on investments	(1,028)	176
Income Taxes	14,671	15,097
Capital Expenditures	(2,935)	(1,639)
Taxes Paid	(4,438)	(5,350)
Free Cash Flow	$35,245	$35,867

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$45,390	$42,701
Depreciation and Amortization	3,947	3,778
Non-Cash Compensation Expense	217	172
Interest Expense, Net of Interest Income and Deferred Financing Costs	(6,977)	(4,513)
Capital Expenditures	(2,935)	(1,639)
Net Loss on Sale or Disposition of Assets	41	718
Taxes Paid	(4,438)	(5,350)
Free Cash Flow	$35,245	$35,867

Reconciliation of Pro Forma Net Income Per Share - Diluted to GAAP
Net Income Per Share - Diluted as Reported	$0.53	$0.47
Net Loss on Sale or Disposal of Assets, Net of Tax Benefit	—	0.01
Net Loss (Gain) on Derivative Instruments, Net of Tax Benefit or Tax Provision	—	(0.02)
(Gain) Loss on Investments, Net of Tax Provision or Tax Benefit	(0.01)	—
Pro Forma Net Income Per Share - Diluted	$0.52	$0.46

Weighted Common Shares Outstanding - Basic	45,855	51,051
Weighted Common Shares Outstanding - Diluted	46,136	51,413

PRIOR YEAR’S DATA

Third Quarter 2004 For Comparison To Third Quarter 2005 Estimates

		Three
		Months
		Ended
		Sept. 30,
		2004
Reconciliation of Third Quarter 2004 Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported		$112,507
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		(1,212)
Same Station Net Revenues		$111,295

Reconciliation of Third Quarter 2004 Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported		$63,530
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		(1,759)
Same Station Operating Expenses		$61,771